John W. Hlywak, Jr. (Investors)            Jay Higham        (Media)
Senior Vice President & CFO                Senior Vice President of Marketing
IntegraMed America, Inc.                   IntegraMed America, Inc.
(914) 251-4143                             (914) 251-4127
email:  jhlywak@integramed.com             email:  jhigham@integramed.com
        ----------------------                     ----------------------
Web Address:  http://www.integramed.com
              -------------------------

 Lippert/Heilshorn & Associates
 Kim Golodetz (kgolodetz@lhai.com)
 (212) 838-3777
 Bruce Voss (bvoss@lhai.com)
 (310) 691-7100
 www.lhai.com
 ------------
                    INTEGRAMED REPORTS FIRST QUARTER RESULTS

Purchase, NY, May 5, 2003 -- IntegraMed America, Inc. (Nasdaq: INMD) today announced financial results for the first quarter ended March 31, 2003.

Total revenues for the first quarter of 2003 were $23.7 million, a 18.2% increase from $20.1 million for the same period in 2002. The contribution to earnings from operations in the first quarter of 2003 was approximately $2.3 million, unchanged from the same period in 2002.

Net income for the first quarter of 2003 was $140,000, as compared to $291,000 for the same period in 2002. Diluted earnings per share for the first quarter of 2003 were $0.04 compared to $0.08 for the same period in 2002.

"The first quarter results were affected negatively by events outside of our Company and industry," said Gerardo Canet, President and CEO of IntegraMed. "Although revenue growth was fairly strong, in several areas of our business it did not meet our expectations. The FertilityPartners segment had a 9.3% same-center revenue growth, below our forecast of 15% growth. While new patient visits remain strong, anticipation and fear concerning world events, coupled with lingering effect of a slow economy acted to somewhat dampen demand for higher priced infertility procedures. As we reported earlier, in 2001, we revised our fee agreements with our FertilityPartners and anticipated rising volume would compensate for the reduced fee percentages. However, the slowdown in the rate of volume growth, coupled with the pricing changes, resulted in lower than expected margins in this segment. Noting that pharmaceutical sales are directly related to the numbers of patients seeking infertility treatment, our Pharmaceutical Services segment revenue growth slowed to 15%. A bright spot in our first quarter results came from the doubling of our Shared Risk Refund Program and Patient Financing revenues while maintaining strong margins. As the world returns to a somewhat less anxious time and based on the new patient volume in the first quarter, we anticipate revenue and margin growth to return to previous levels in the third quarter," added Mr. Canet.

"We are focused on building on the success of 2002's better-than-expected expansion of our network," continued Mr. Canet. "Our primary focus has been FertilityDirect(TM), our network development program. Under this program, we have now contracted with 17 leading fertility centers to provide treatment financing services and the Shared Risk Refund Program, an innovative IVF payment

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

option. We intend to use 2003 as an investment year to develop the revenues and earnings potential of the larger network. We expect to begin to invest significant resources, throughout the remainder of 2003, focused on providing additional services to the FertilityDirect members. We believe we should begin to see results from this program late in the fourth quarter and expect 2004 to benefit significantly."

Mr. Canet adjusted the financial guidance that IntegraMed offered on October 30, 2002. IntegraMed expects revenues for 2003 to near $100 million and the Company expects 2003 net income to range from approximately $800,000 to $1.1 million, or approximately $0.22 to $0.28 per diluted share.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Gerardo Canet, President and Chief Executive Officer, and John Hlywak, Jr., Senior Vice President and Chief Financial Officer, will host an investment-community conference call beginning Tuesday, May 6, 2003 at 10:00 a.m. Eastern Time to discuss the above-mentioned results and to answer questions.

To participate in the live call via telephone, please call (888) 803-7481 (domestic) or (706) 634-1308 (international). A telephone replay will be available through 12:00 p.m. Eastern Time, May 8 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering reservation number 9956353.

Individuals interested in listening to the conference call via the Internet may do so by visiting the IntegraMed's web site at www.integramed.com. A replay will be available on the web site for 14 days.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.

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




                            INTEGRAMED AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              (all amounts in thousands, except per share amounts)

                                                                 For the
                                                            three-month period
                                                              ended March 31,
                                                             2003        2002
                                                           --------    --------
                                                                (unaudited)

Revenues, net
     Fertility Partners ................................   $ 18,374    $ 15,600
     Pharmaceutical sales ..............................      4,862       4,220
     Other revenues ....................................        474         231
                                                           --------    --------
     Total revenues ....................................     23,710      20,051
                                                           --------    --------

Costs of services and sales
     Fertility Partners ................................     16,365      13,592
     Pharmaceutical costs ..............................      4,742       4,058
     Other costs .......................................        290         121
                                                           --------    --------
     Total costs of services and sales .................     21,397      17,771
                                                           --------    --------

Contribution
     Fertility Partners ................................      2,009       2,008
     Pharmaceutical contribution .......................        120         162
     Other contribution ................................        184         110
                                                           --------    --------
     Total contribution ................................      2,313       2,280
                                                           --------    --------

General and administrative expenses ....................      2,085       1,803
Interest income ........................................        (22)        (38)
Interest expense .......................................         19          38
                                                           --------    --------
     Total other expenses ..............................      2,082       1,803
                                                           --------    --------

Income before income taxes .............................        231         477
Income tax provision ...................................         91         186
                                                           --------    --------
Net income .............................................   $    140    $    291
Less: Dividends paid and/or accrued on Preferred Stock .       --            33
                                                           --------    --------
Net income applicable to Common Stock ..................   $    140    $    258
                                                           ========    ========

Basic and diluted earnings per share of Common Stock:
     Basic earnings per share ..........................   $   0.04    $   0.08
                                                           ========    ========
     Diluted earnings per share ........................   $   0.04    $   0.08
                                                           ========    ========

Weighted average shares - basic ........................      3,357       3,061
                                                           ========    ========
Weighted average shares - diluted ......................      3,571       3,245
                                                           ========    ========
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



                            INTEGRAMED AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                (all amounts in thousands, except share amounts)


                                                                       March 31,  December 31,
                                                                       --------   ------------
                                                                         2003         2002
                                                                       --------   ------------
                                                                      (unaudited)

ASSETS
Current assets:
   Cash and cash equivalents ......................................   $  6,792     $  8,693
   Due from Medical Practices, net ................................      7,108        5,297
   Pharmaceutical sales accounts receivable, net ..................      2,016        1,637
   Prepaids and other current assets ..............................      2,767        2,888
                                                                      --------     --------
       Total current assets .......................................     18,683       18,515

Fixed assets, net .................................................      5,284        5,141
Exclusive Service Rights, net .....................................     19,224       19,529
Deferred taxes ....................................................      3,903        3,980
Other assets ......................................................        293          279
                                                                      --------     --------

       Total assets ...............................................   $ 47,387     $ 47,444
                                                                      ========     ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable ...............................................   $    530     $    823
   Accrued liabilities ............................................      5,415        6,446
   Current portion of long-term notes payable and other obligations      1,061        1,099
   Patient deposits ...............................................      8,590        7,208
                                                                      --------     --------

       Total current liabilities ..................................     15,596       15,576
                                                                      --------     --------

Commitments and Contingencies

Long-term notes payable and other obligations .....................         61          311
                                                                      --------     --------
Shareholders' equity:
   Common Stock ...................................................         34           34
   Capital in excess of par .......................................     47,216       47,183
   Accumulated deficit ............................................    (15,520)     (15,660)
                                                                      --------     --------
       Total shareholders' equity .................................     31,730       31,557
                                                                      --------     --------

       Total liabilities and shareholders' equity .................   $ 47,387     $ 47,444
                                                                      ========     ========

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